Exhibit 10.4
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made by and between HAGERTY INC., a Delaware corporation, and its wholly owned subsidiary, HAGERTY MANAGEMENT, LLC, a Delaware limited liability company, (hereinafter referred to together as the “Company”), and McKEEL O HAGERTY (“Executive”). As used in this Agreement, the term “Affiliate” means any entity controlling, controlled by or under common control with the Company. This Agreement shall be effective as of July 15, 2026 (the “Effective Date”). As of the Effective Date, this Agreement amends and supersedes in its entirety the Employment Agreement entered into by and between the Company and Executive effective as of January 1, 2018, as previously amended by that certain Amendment to Employment Agreement dated March 10, 2023 (the “Prior Agreement”).
1.    Term. This Agreement will remain in effect during the Employment (as defined in Section 2) (“Agreement Term”) and thereafter as to those provisions that expressly state that they will remain in effect after termination of the Employment. During the Agreement Term, Executive’s employment may be terminated as provided in Sections 4 and 5 below. If Executive’s Employment is terminated during the Agreement Term under circumstances entitling Executive to Severance Pay under the terms of Section 7, Executive will receive that Severance Pay.
2.    Employment. Executive will continue to serve as the Company’s Chief Executive Officer (the “Employment”) and may serve as Chief Executive Officer of Company Subsidiaries (as defined below) from time to time, and will continue to perform duties consistent with those positions as assigned to Executive from time to time by the Company’s Board of Directors (“Board”), to the extent such duties are also consistent with Executive’s job description attached hereto as Exhibit A (the “Job Description”). Executive will comply with Company policies, as such policies apply to Executive. The terms of the Employment are described in the “Major Responsibilities” section of the Job Description, which may be changed from time to time by the Board in collaboration with Executive. For avoidance of doubt, Executive may: (i) oversee passive investments; (ii) serve on boards of directors of other organizations that are not competitive with the Company or a Subsidiary, subject to the written consent of the Board to the extent required under the then current Board policy for outside activities; (iii) engage in charitable, civic, professional, educational or industry-related activities; (iv) author books, subject to the written consent of the Board which shall not be withheld provided that such activity does not disparage the Company or any Affiliate, constitute a conflict of interest or violate any provision in this Agreement; (v) commit to speaking engagements, author articles or create content in any format for personal profit; and/or (vi) engage in any outside business activity which does not constitute a Restricted Business as defined in Section 9 herein; provided that no activity described in (i), (ii), (iii), (iv), (v) or (vi) impairs Executive’s ability to fulfill the duties described herein, disparages the Company or any Affiliate or constitutes a conflict of interest; and provided further, that Executive discloses all material information regarding any proposed activity described in (v) to the Board sufficiently in advance of engaging in such activity to allow the Board, or a delegate of the Board, a reasonable opportunity (A) to request additional information, (B) to engage Executive in dialogue regarding the proposed activity and its potential impact on the Company, (C) to evaluate the proposed activity and make a determination of whether the proposed activity is unacceptable because it is a Restricted Business, disparages the Company or one of its Affiliates, constitutes a conflict of interest or violates a provision in this Agreement, and (D) to confirm that the proposed activity does not include any disclosure of non-public information without the prior consent of the Board. The Board, or its delegate, shall act promptly in reviewing and making such determination regarding any proposed activity and Executive shall not engage in the proposed activity until the Board, or its delegate, makes its determination. The Board, or a delegate of the Board, shall review Executive’s performance under this Agreement on an annual basis based on Executive’s performance of the duties described herein and may adjust Executive’s salary and or benefits to reflect the Board’s determinations of Executive’s performance, Company performance, business or economic conditions, or changes in Executive’s duties and responsibilities. Any concerns of the Board related to Executive’s fulfillment of his duties under the Agreement in consideration of Executive’s participation in activities described in (i), (ii), (iii), (iv), (v) and (vi) above shall be summarized during Executive’s annual performance review.
3.    Compensation. During the Agreement Term, Executive will be compensated during the Employment as follows, subject to required income tax and Social Security Medicare contribution withholding and any other deduction required by law or authorized by Executive:
(a)    Salary. Effective as of January 1, 2025, Executive’s salary will be at least $1,200,000 per year (or a prorated weekly amount for any partial year), subject to normal payroll deductions and payable in accordance with the Company’s normal payroll practices.
(b)    Annual Incentive Plan. Executive will continue to participate in the Hagerty Amended and Restated Annual Incentive Plan or any successor Company annual bonus plan (“Annual Incentive Plan”) in accordance with the terms of the plan. The Company will continue an Annual Incentive Plan under which Executive’s target incentive payment for each calendar year starting January 1, 2026 will be at least 280% of Executive’s annual salary, with any payments under the plan to be determined under the terms of the plan, and subject to Executive’s continued Employment with the Company, except as provided in Section 3(f), 6(g) or 7.
(c)    Equity Awards. Executive will continue to be eligible to receive equity awards under the Company’s 2021 Stock Incentive Plan or any successor Company equity plan (“Equity Plan”) in accordance with the terms of the Equity Plan. Executive’s annual refresher equity award under the Equity Plan will be for a target value that is at least $200,000. Outstanding awards previously granted to Executive under the Equity Plan will continue to remain outstanding in accordance with their terms.
(d)    Benefits. Executive will continue to be eligible to participate in fringe benefit programs covering the Company’s salaried employees as a group, in the Company’s qualified 401(k) retirement plan, and in any other Company benefit programs and policies applicable under Company policy to senior executives if such participation is permitted by applicable law. The terms of applicable insurance policies and benefit plans in effect from time to time will govern with regard to specific issues of coverage and benefit eligibility. Executive will also be eligible for executive travel and security benefits under any then current Company policy.
(e)    Business Expenses. The Company will continue to reimburse Executive for reasonable, ordinary and necessary business expenses in accordance with Company policy (Executive’s private charter air travel is a reimbursable business expense to the extent such travel is deemed necessary for efficiency and business needs), subject to Executive’s prompt submission of proper documentation for tax and accounting purposes. Such expenses will be reimbursed within 30 days after Executive requests reimbursement, but in no event later than the fifteenth day of the third month after the end of the year in which the expense is incurred.
(f)    Amendments. The Board may amend all compensation, incentive, benefit and other plans, programs, policies and practices at any time, and will continue to review and update Executive’s compensation and benefits not less often than every twenty-four months but will not reduce Executive’s compensation or benefits below the minimums specifically identified above in this Section.
4.    Termination of Employment Without Severance Pay. Executive will not be entitled to any further employment-related compensation, payments or benefit coverage from the Company or any Affiliate after termination of the Executive’s Employment pursuant to this Section 4, except those payments specifically identified in subsections (a) through (g) of Section 6.
(a)    Death. The Employment will terminate automatically upon Executive’s death.
(b)    Termination by Company for Cause. The Company may terminate the Employment for “Cause,” which for purposes of this Agreement means any of (i) Executive’s unauthorized and willful or grossly negligent use or disclosure of the Company’s or any Subsidiary’s trade secrets or other confidential information (as defined in Section 10) or proprietary information that would cause material harm to the Company and its Subsidiaries taken as a whole; (ii) failure to follow the reasonable directions of the Board of Directors after receipt of written notice from the Board of Directors setting forth with reasonable specificity such failure and Executive’s failure to initiate corrective action within a reasonable period of time, except to the extent that any Board direction is contrary to the terms of this Agreement (including any Exhibits); (iii) conviction of any unlawful act that would be materially detrimental to the reputation, character or standing of the Company and its Subsidiaries taken as a whole; or (iv) commission of a material act of dishonesty, fraud, embezzlement, misappropriation or financial dishonesty against the Company or any of its Subsidiaries; provided that “Cause” shall not be satisfied solely due to the Board’s dissatisfaction with the quality of the services provided by Executive as an employee or Executive’s Disability (defined in Section 5(b)).

(c)    Discretionary Termination by Executive. Executive may terminate the Employment at will with at least 30 days’ advance written notice to the Company. If Executive gives such notice of termination, the Company may (but need not) relieve Executive of some or all of Executive’s responsibilities for part or all of such notice period, provided that Executive’s pay and benefits are continued for the lesser of the remainder of such 30 day notice period or the remaining period of the Employment.
5.    Termination With Severance Pay. Executive will not be entitled to any further employment-related compensation, payments or benefit coverage from the Company or any Affiliate after termination of the Executive’s Employment pursuant to this Section 5, except for payments and benefit coverage as provided in Section 6 and Severance Pay as provided in and subject to the terms of Section 7.
(a)    Discretionary Termination by Company. The Company may terminate the Employment during the Agreement Term at will upon the unanimous vote of the Board, excluding the vote of Executive if Executive is a member of the Board or Executive’s designee on the Board, but if the Company does so other than for Cause and such termination is not due to Executive’s death, Executive will be entitled to Severance Pay as provided in and subject to Section 7. A termination of Executive’s Employment by the Company under Section 4(c) that is determined in a proceeding under Section 13 not to be for Cause will be considered to have been a termination under this Section 5(a). Any termination of the Employment initiated by the Company other than a termination under Section 4(c) (“Cause”) will be considered to have been a termination under this Section 5(a).
(b)    Termination Due to Disability. The Company may terminate the Employment due to Disability (as defined below), and in that event Executive will be entitled to Severance Pay as provided in and subject to the terms of Section 7, except that the Severance Pay Period (defined in Section 7(a)) will be for twelve months rather than twenty-four months. “Disability” shall mean that the Executive qualifies for benefits under the Company’s long-term disability plan or is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of one hundred eighty (180) days (which need not be consecutive) in any twelve (12)-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such Disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section

5(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.
(c)    Termination by Executive for Good Reason. Executive may terminate the Employment for Good Reason, and in that event will be entitled to Severance Pay as provided in and subject to Section 7. As used in this Agreement, “Good Reason” means the occurrence of any of the following:
(i)    any (A) material diminution of Executive’s base compensation, (B) the assignment to Executive of any duties inconsistent in any material adverse respect with Executive’s position(s), duties, responsibilities, or status with the Company that constitutes a material reduction in Executive’s duties; or (C) a material adverse change in Executive’s authority or reporting responsibilities with the Company;
(ii)    any requirement by the Company that Executive (A) be based anywhere other than the facility where Executive is located as of the date of this Agreement or reasonably equivalent facilities within 30 miles of such facility, or (B) engage in business travel to an extent substantially more burdensome than the normal travel obligations of Executive;
(iii)    any (A) failure of the Company to continue in effect any material benefit, bonus or incentive plan in which Executive or an eligible dependent of Executive is participating, unless Executive is permitted to participate in another plan providing Executive and Executive’s eligible dependents with substantially comparable after-tax benefits, or receives compensation as a substitute for such plan providing Executive with a substantially equivalent after-tax economic benefit, or (B) any action by the Company or an affiliate of the Company which would adversely affect Executive’s participation in or materially reduce Executive’s benefits or those of any eligible dependent under any such plan;
(iv)    failure of the Company to obtain any assumption agreement required by or contemplated in Section 15; or
(v)    any other material breach by the Company of its obligations under this Agreement.
Executive may not terminate the Employment for Good Reason unless:
(i)    Executive notifies the Board in writing, within 90 days after the occurrence of the act or omission constituting Good Reason, that the act or omission in question constitutes Good Reason and explaining why Executive considers it to constitute Good Reason;

(ii)    the Company fails, within 30 days after notice from Executive under (i) above, to revoke the action or correct the omission and make Executive whole; and
(iii)    Executive gives the Company written notice that the Executive has terminated the Employment for Good Reason, within 30 days after expiration of the 30-day period under (ii) above.
Executive’s failure to give notice as provided in (i) above or to resign under (iii) above will not waive Executive’s right to resign for Good Reason due to a subsequent and different Good Reason, provided that Executive follows the above procedure.
(d)    Definitions. The following defined term used in this Agreement has the following meaning unless the context indicates otherwise:
(i)    “Subsidiary” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, business trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity of which the Company or any of its Subsidiaries owns securities having a majority of the voting power in electing the board of directors or managers directly or through one or more Subsidiaries (or, in the case of a partnership, limited liability company or other similar entity, securities conveying, directly or indirectly, a majority of the economic interests in such partnership or entity).
6.    Payments Upon Termination of Employment. Executive will not be entitled to any further employment-related compensation, payments or benefit coverage from the Company or any Affiliate after termination of the Executive’s Employment, except those payments specifically identified in subsections (a) through (g) of this Section 6 and, if the termination of Employment is pursuant to Section 5, Executive shall also be entitled to Severance Pay as provided in and subject to Section 7. For payments and benefits which continue as part of Severance Pay under Section 7(a), Section 7(c), rather than this Section, will apply.
(a)    unpaid salary installments through the end of the week in which the Employment terminates;
(b)    any vested qualified retirement plan account to which Executive is entitled under the terms of such plans;
(c)    payments of timely submitted benefits claims under the Company’s health and dental care plans for health and dental benefits covered by those plans and incurred on or before the date of termination of the Employment;
(d)    COBRA continuation coverage for Executive and Executive’s eligible dependents, at Executive’s expense and in accordance with normal COBRA coverage rules and provided that Executive elects and remains eligible for COBRA continuation coverage;
(e)    any group life insurance and group disability insurance benefits under those Company programs, which are due to Executive in accordance with the applicable insurance policies as a result of Executive’s death or qualifying disability occurring on or before the date of termination of the Employment;
(f)    any unreimbursed business expenses eligible for reimbursement under Section 3(e) and incurred on or before the date of termination of the Employment;
(g)    any final payments under the Annual Incentive Plan, to be determined exclusively as follows subject to the target percentage of salary provisions of Section 3(b) and Section 6(g)(i) below.
(i)    If Executive’s Employment is terminated due to death or retirement (as defined in and determined under the Annual Incentive Plan), and provided such termination results in a “separation from service” within the meaning of Section 409A of the Internal Revenue Code, Executive will be entitled to:
(A)    a payment for the most recent year ending before the date of termination of the Employment, if such payment has not yet been made as of the date of termination, and if Executive would be entitled to such payment based on attainment of Company goals as provided under the plan, if the Employment had not been terminated; and
(B)    a prorated payment for the year in which Executive’s Employment terminates, computed by determining (at the time provided by the plan) any payment to which Executive would be entitled for that year based on attainment of Company goals as provided under the plan if the Employment had not terminated, and multiplying that amount by a fraction, the numerator of which is the number of full and partial months in that year through the date of termination of the Employment and the denominator of which is 12.
(ii)    If Executive’s Employment is terminated for any other reason, no further payments under the Annual Incentive Plan will be made after the termination of Executive’s Employment, except as provided in Section 7.
All payments under (a), (f), and (g) will be made not later than the fifteenth day of the third month following the end of the calendar year in which termination of the Executive’s Employment occurs, or earlier if required by applicable law.
7.    Severance Pay. The Company will pay and provide Executive with the payments and benefit continuation provided in and subject to this Section 7 (“Severance Pay”) upon

Executive’s “separation from service,” as that term is defined by Section 409A of the Internal Revenue Code (the “Code”), if Executive’s Employment is terminated as provided in Section 5 and Executive contemporaneously or subsequently experiences a separation from service.
(a)    Amount and Duration of Severance Pay. Subject to the other provisions of this Section 7, Severance Pay will consist of continuation of the following for twenty-four months after the date of Executive’s separation from service or until such earlier date on which Severance Pay ceases pursuant to Section 7(b)(iii) or 7(d) (“Severance Pay Period”):
(i)    Salary Continuation. Continuation of Executive’s salary under Section 3(a).
(ii)    Annual Incentive Plan. Continuation of Executive’s participation in the Annual Incentive Plan under Section 3(b), with any payments to be determined under the terms of the plan based on attainment of Company goals as provided in the Annual Incentive Plan. For the avoidance of doubt, if Executive receives a change in control termination benefit under Section 2(b)(iii) of the Participation Agreement but continued participation in the Annual Incentive Plan under this Section 7(a)(ii) results in a higher payment, the Company will provide a make-whole payment equal to the amount by which such continued participation under this Section 7(a)(ii) exceeds the change in control termination benefit under Section 2(b)(iii) of the Participation Agreement. The foregoing make-whole payment will be made when payments are made under the Annual Incentive Plan for employees generally.
(iii)    Equity Plan Awards. With respect to any then outstanding and unvested Equity Awards previously granted to Executive by Company, as of the effective date of the release provided for in Section 7(d)(ii) Executive will be credited with an additional twenty-four months of service based vesting in accordance with the applicable vesting schedules of such Equity Awards as if Executive had been employed for an additional twenty-four month period as of the date of Executive’s termination. To the extent Executive’s Equity Awards remain subject to performance-based vesting conditions at the time of Executive’s termination such performance vesting conditions shall remain effective and must be met in accordance with the terms of such Equity Awards for such portion of Executive’s Equity Awards to vest, and, to the extent such equity awards have a performance incentive period in effect but not completed as of the date on which the Severance Pay Period ends, Executive will receive pro rata vesting for such Equity Awards based on the applicable attained performance level, with such pro-rata vesting percentage computed by determining (at the time provided by such Equity Awards following the end of the applicable performance incentive period even though such date is after the end of the Severance Pay Period) the applicable vesting to which Executive would have been entitled based on attainment of Company goals as provided in such Equity Awards if the Employment had not terminated, and multiplying each such amount by a fraction, the numerator of which is the number of full and partial months in that incentive period through the date on which the Severance Pay Period ends and the denominator of which is the total number of months in that incentive period, and such vesting acceleration shall be effective upon the Company’s determination of the applicable level of attainment of the performance goals which in all cases shall occur during the applicable calendar year that first commences following expiration of the performance period.
(iv)    Health and Dental Coverage. Continuation of coverage for Executive and Executive’s eligible dependents under the Company’s health and dental plans subject to Executive’s payment of the normal employee contribution as in effect from time to time during the Severance Pay Period, but not greater than the employee contribution in effect immediately prior to the termination of Executive’s Employment, or, if the plan or a plan insurer does not allow such continued coverage or such continued coverage is determined by the Company to potentially have a material negative tax impact on the Company or Executive, or will result in penalties to the Company: the Company will pay Executive a monthly payment for each month remaining in the Severance Pay Period equal to the Company’s monthly contribution towards Executive’s then current employee and dependent health, prescription drug and dental coverage elections, payable in equal installments over the remainder of the Severance Pay Period pursuant to the Company’s normal payroll process, subject to required payroll withholding. If Executive is not enrolled in the Company’s health, prescription drug and dental plans, then the monthly contribution will be based on the Company’s contribution towards family coverage for such plans determined at the time Employment terminates. Although the right to payment under this paragraph is based on the Company’s health, prescription drug and dental plan at the time employment terminates and is intended to fund payment for such coverage, the payment is not required to be used for such coverage and Executive may use the payment for any purpose.
(b)    Severance and Change in Control Plan; Reduction of Severance Pay.
(i)    Severance and Change in Control Plan. Executive shall be eligible to participate in the Hagerty, Inc. Executive Severance and Change in Control Plan (the “Severance Plan”). As a condition of Executive’s participation therein, Executive shall be required to execute the Executive’s Participation Agreement for the Severance Plan which is attached hereto as Exhibit B (the “Participation Agreement”). The provisions of the Severance Plan supplement, without duplication, the compensation and benefits, if any, to be provided to Executive under this Agreement upon termination of the Employment and do not alter Executive’s at-will employment status. Executive agrees and acknowledges that there are no circumstances as of the date of this Agreement that constitute, and nothing contemplated in this Agreement shall be deemed for any purpose to be or to constitute, a Covered Termination (as defined in the Severance Plan). Executive further agrees and acknowledges that nothing contemplated in this Agreement or the Severance Plan shall entitle Executive to separation benefits under any other severance or change in control plan, agreement or policy maintained by the Company unless such other plan, agreement or policy expressly provides otherwise. As provided in the Severance Plan, any Severance Pay to which Executive becomes entitled under this Agreement will automatically reduce, on a benefit-by-benefit basis, any benefits that would otherwise be provided to Executive under the Severance Plan.
(ii)    Each salary continuation payment for a Company payroll period under Section 7(a)(i) will be reduced on a dollar-for-dollar basis by any payments that Executive receives during such payroll period pursuant to (i) the Company’s bona fide group long-term disability insurance policy that covers a substantial number of employees, (ii) the Company’s workers’ compensation insurance policy, and (iii) any benefit payments that Executive receives under any individual disability policy maintained by either Executive personally or by the Company on Executive’s behalf. The reduction may not affect the time of payment of the salary continuation payments (other than the forfeiture due to the reduction).
(iii)    If Executive dies during the Severance Pay Period, the Severance Pay Period will continue, including health and dental plan participation for eligible dependents, or health and dental COBRA premium reimbursement payments, as provided under Section 7(a)(iv), until the end of the Severance Pay Period unless otherwise terminated under Section 7(a)(iv). Any cash Severance Pay payable upon Executive’s death under this Agreement will be made to any beneficiary designated in writing by Executive or, if none, to Executive’s estate.
(c)    Payment Terms. Notwithstanding anything to the contrary herein, all payments made under Section 7 are subject to any delay in payment required to avoid adverse Section 409A tax consequences as specified in Section 19. Salary continuation payments under Section 7(a)(i) will be made on the Company’s normal pay date for each payment. Payments relating to participation in the Annual Incentive Plan will be made no later than the fifteenth day of the third month following the end of the calendar year in which the applicable annual incentive period ends. In any event, no payments of Severance Pay will be made until the Company’s first regular pay date that occurs on or after 60 days after the date of termination of the Executive’s Employment. Any Severance Pay to which Executive would otherwise have been entitled during those 60 days will be accumulated and paid on the Company’s first regular pay date on or after 60 days after termination of the Employment if Executive has signed the release provided for in Section 7(d)(ii) and continued to honor the release. All Severance Pay under Section 7 that would otherwise be paid more than 60 days after termination of the Employment will be made as provided in Section 7. Notwithstanding any other provision of this Agreement, to the extent the salary continuation benefits would otherwise qualify for the short-term deferral exemption from application of Section 409A under Treas. Reg. §1.409A-1(b)(4), but do not qualify for the requirements for an exemption as separation pay due to an involuntary separation from service under Treas. Reg. §1.409A-1(b)(9)(iii), any portion of the salary continuation that would otherwise be scheduled to be paid during the period commencing two and one-half months following the end of the year in which Executive’s termination of Employment occurs and ending six months following date of termination of Employment will instead be paid in one lump-sum payment no later than two and one-half months following the end of the year in which Executive’s termination of Employment occurs, so that such payments will qualify for the short-term deferral exemption from application of Section 409A under Treas. Reg. §1.409A-1(b)(4). Except as provided in Section 7(a)(iv) with respect to health and dental COBRA premium reimbursements, Executive will receive the payments called for by this Section 7 notwithstanding any other earnings that Executive may have.
After the end of the Severance Pay Period:
(i)    Executive or Executive’s beneficiary or estate will receive any remaining payment due under Section 7(a)(i) (final salary continuation installment) and Section 7(a)(iv) (final health and dental installment) on the pay date for the next regularly scheduled payroll period; and
(ii)    if Executive and or Executive’s eligible dependents have continued to participate in the Company’s health and dental plans under Section 7(a)(iv), timely submitted benefits claims for health and dental benefits covered by those plans and incurred on or before the date on which the Severance Pay Period ends (or, if coverage of dependents continues under Section 7(b)(ii), before the end of the Agreement Term) will be paid; and
(iii)    Unless the Severance Pay Period ends as a result of the failure to satisfy the conditions set forth in Section 7(d), Executive or Executive’s beneficiary or estate will receive final Annual Incentive Plan payments under Section 7(a)(ii) at the same time as annual cash bonuses under the Annual Incentive Plan are paid to other continuing executives.
(d)    Conditions to Severance Pay. To be eligible for Severance Pay, Executive must meet the following conditions: (i) Executive must comply with Executive’s obligations under this Agreement that continue after termination of the Employment; (ii) Executive must sign a Company-prepared separation agreement and general release of claims (substantially in the form attached as Exhibit C, subject to updating dates throughout and updates as required by applicable law) by a date designated by the Company (which will be not less than 21 days nor more than 45 days after Executive’s Employment is terminated and Executive is given the release document) waiving and releasing any and all past or future claims or rights that Executive might otherwise have against the Company, any Company Affiliate, or any of the officers, directors, employees or agents of the Company or any Affiliate, and arising out of or relating to Executive’s Employment by the Company or any Affiliate or the termination of such Employment, provided that the release will not waive Executive’s right to any payments due under this Section 7 or Section 6, nor will the release waive any right of Executive to liability insurance coverage under any liability or directors’ and officers’ liability insurance policy or any indemnification rights that Executive may otherwise have; (iii) Executive must resign upon written request by Company from all positions with or representing the Company or any Affiliate, including but not limited to membership on boards of directors; provided, however, that Executive will retain any rights Executive may have under the Third Amended and Restated Stockholders Agreement of Hagerty Holding Corp., as amended from time to time (the “Stockholders Agreement”) and/or the Investor Rights Agreement to name or serve as a member of the Company’s Board; and (iv) Executive must, upon request by the Board, provide the Company for a 90-day period immediately following the date on which the Employment terminates with consulting services regarding matters within the scope of Executive’s former duties; provided however, such consulting services shall not be at or above a level that would result in Executive not having incurred a “separation from service” within the meaning of Section 409A. Executive will only be required to provide those services by telephone or e-mail at Executive’s reasonable convenience and without substantial interference with Executive’s other activities or commitments.
8.    Ideas, Concepts, Inventions and Other Intellectual Property. All business ideas and concepts and all inventions, improvements, developments and other intellectual property made or conceived by Executive, either solely or in collaboration with others, during the term of the Executive’s Employment by the Company or an Affiliate, whether or not during working hours, and relating to the business or any aspect of the business of the Company or any Affiliate or to any business or product the Company or any Affiliate is actively planning to enter or develop, will become and remain the exclusive property of the Company and the Company’s successors and assigns. Executive will disclose promptly in writing to the Company all such inventions, improvements, developments and other intellectual property, and will cooperate in confirming, protecting, and obtaining legal protection of the Company’s ownership rights. Executive’s commitments in this Section will continue in effect after termination of the Employment as to ideas, concepts, inventions, improvements and developments and other intellectual property made or conceived in whole or in part before the date the Executive’s Employment with the Company terminates. The parties agree that any breach of Executive’s covenants in this Section would cause the Company irreparable harm and that injunctive relief would be appropriate.
Executive represents and warrants that there are no ideas, concepts, inventions, improvements, developments or other intellectual property that Executive invented or conceived before becoming employed by the Company to which Executive, or any assignee of Executive, now claims title, and that would be covered by this Section if made or conceived by Executive during the term of Executive’s Employment by the Company or any Affiliate.

9.    Restrictive Covenants.
(a)    Non-Competition. Executive shall not, directly or indirectly by or through any Affiliate or agent, whether as principal, agent, owner, investor, lender, shareholder, member, partner, manager, director, officer, employee, consultant or in any other capacity, (i) during the Employment and until the later of (A) 12 months after the date of termination of Executive’s Employment, or (B) the end of the Severance Pay Period, if Executive becomes entitled to Severance Pay under Section 7 (the “Restricted Period”), engage or participate in the Restricted Business anywhere in the world, or (ii) without the written consent of the Board, use the Company’s or any of its Subsidiaries’ financial resources, management, employees, business names or other intellectual property, other than in furtherance of the business of the Company and its Subsidiaries. “Restricted Business” means (i) the vehicle, boat, and collectible insurance business and ancillary businesses relating to the preservation, safety, and enjoyment of vehicles, boats, and collectibles, and (ii) any other business in which the Company and its Subsidiaries are engaged during the applicable Restricted Period.
(b)    Non-Solicitation. During the Restricted Period, Executive will not solicit or suggest, or provide assistance to anyone else in seeking to solicit or suggest, that any customer, vendor, employee, or other person or organization having or contemplating a relationship with the Company or any Affiliate terminate, reduce, or not initiate their relationship or contemplated relationship with the Company or such Affiliate, or enter into any similar relationship with anyone else instead of the Company or the Affiliate. The time periods for the covenants in this Section shall be extended by the same period that Executive is in violation of any such covenant. The parties agree that any breach of Executive’s commitments in this Section would cause the Company irreparable harm and that injunctive relief would be appropriate.
10.    Confidentiality. All non-public information concerning the business or affairs of the Company or any of its Subsidiaries, including information provided to Executive as a director or stockholder, shall forever be kept confidential by Executive and shall not be disclosed to any third party other than (a) Executive’s attorneys, accountants and other professional advisors (who shall be advised of and bound by such confidentiality obligation), (b) Executive’s spouse and children in connection with estate planning and their attorneys, accountants and other professional advisors who shall be advised of and bound by such confidentiality obligation, and (c) a third party in connection with a proposed sale of Executive’s shares of the Company in accordance with the Stockholders Agreement (provided, that with respect to this Section 10, Executive shall take all reasonable efforts to preserve the confidentiality of the confidential information, including requesting reliable assurance that confidential treatment will be accorded the confidential information), without the prior written consent of the Board, unless disclosure is required by applicable law; provided, however, that confidential information shall not include (x) any information which is already generally known, or which becomes generally known other than through a breach of this Section 10 or any other obligation by which Executive is bound, or (y) any information which is required to be disclosed by law or legal process. In the event that Executive, anyone in Executive’s Family Group (as defined in the Stockholders Agreement) or any agent of Executive becomes legally required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, or similar process) to disclose any confidential information, it is agreed that, to the extent reasonably possible and legally permissible, Executive will: (i) provide the Company with prompt notice of such request(s) or requirement(s) so that the Company may seek an appropriate protective order or other appropriate remedy at the cost and expense of the Company (unless the compelled disclosure is attributable to the action or inaction of Executive) or Executive’s compliance with the provisions of this Agreement, or both; and (ii) consult with the Company as to the advisability of taking legally available steps to resist or narrow such request(s). If such protective order or other remedy is not obtained, and such waiver is not granted, Executive (or anyone in Executive’s Family Group or any agent of Executive, as applicable) may disclose only that portion of the confidential information which is legally required to be disclosed; provided, however, that Executive shall take all reasonable efforts to preserve the confidentiality of the confidential information (including requesting reliable assurance that confidential treatment will be accorded the confidential information).
11.    Amendment and Waiver. No provisions of this Agreement may be amended, modified, waived or discharged unless the waiver, modification, or discharge is authorized by the Board and is agreed to in a written document signed by Executive and by an officer of the Company authorized by the Board to sign such document. No waiver by either party at any time of any breach or nonperformance of this Agreement by the other party will be deemed a waiver of any prior or subsequent breach or nonperformance.
12.    Entire Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to Executive’s Employment with the Company or any of the subjects covered by this Agreement, have been made by either party that are not set forth expressly in this Agreement or the Stockholders Agreement, and this Agreement restates and supersedes in its entirety the Prior Agreement and any other pre-existing employment agreements and any other agreements on the subjects covered by this Agreement, except the Stockholders Agreement. Executive and the Company understand and agree that the rights, duties, and obligations of the parties under both this Agreement and the Stockholders Agreement are intended to be applied fully as provided by the terms of the respective agreement.
13.    Dispute Resolution.
(a)    Arbitration. The Company and Executive agree that, except as provided in Section 13(b), the sole and exclusive method for resolving any dispute between them arising out of or relating to this Agreement will be arbitration under the procedures set forth in this Section. The arbitrator will be selected pursuant to the Rules for Commercial Arbitration of the American Arbitration Association. The arbitrator will hold a hearing at which both parties may appear, with or without counsel, and present testimony, evidence and argument. Pre-hearing discovery will be allowed in the discretion of and to the extent deemed appropriate by the arbitrator, and the arbitrator will have subpoena power. The procedural rules for an arbitration hearing under this Section will be the rules of the American Arbitration Association for Commercial Arbitration hearings and any rules as the arbitrator may determine. The hearing will be completed within 90 days after the arbitrator has been selected and the arbitrator will issue a written decision within 60 days after the close of the hearing. The hearing will be held in Traverse City, Michigan. The award of the arbitrator will be final and binding and may be enforced by and certified as a judgment of the 13th Judicial Circuit Court for the State of Michigan, or any other court of competent jurisdiction. One-half of the fees and expenses of the arbitrator will be paid by the Company and one-half by Executive.
(b)    Section 13(a) will be inapplicable to a dispute arising out of or relating to Sections 8, 9, or 10 of this Agreement.
14.    Assignment. This Agreement contemplates personal services by Executive, and Executive may not transfer or assign Executive’s rights or obligations under this Agreement, except that Executive may designate beneficiaries for Severance Pay in the event of Executive’s death and may designate beneficiaries for benefits as allowed by the Company’s benefit programs. This Agreement may be assigned by the Company to any Subsidiary or parent entity of the Company, but the Company will remain liable for any Severance Pay due under this Agreement and not paid by any assignee (except a successor or transferee which assumes this Agreement pursuant to Section 15). The Company is not required to assign this Agreement, but if the Agreement is assigned as provided above, Executive will be given notice and this Agreement will continue in effect.
15.    Successors; Binding Agreement.
(a)    This Agreement will not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting entity or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation, or transfer of assets, the provisions of this Agreement will be binding upon the surviving or resulting entity (the “successor”) or the person or entity to which such assets are transferred.
(b)    The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in this Section 15 it will cause any successor or transferee unconditionally to assume, by written instrument delivered to Executive (or Executive’s beneficiary or estate if Executive has died), all of the obligations of the Company hereunder (including incorporation of Stockholders Agreement definitions referred to in this Agreement as those definitions are worded the day before the date of the merger, consolidation or transfer of assets). Failure of the Company to obtain such assumption prior to the effectiveness of any such merger, consolidation, or transfer of assets will be a breach of this Agreement and will entitle Executive to resign for Good Reason as defined in and subject to Section 5(c). For purposes of implementing the foregoing, the date on which any such merger, consolidation, or transfer becomes effective will be deemed the date on which Good Reason occurs. If the successor or transferee assumes this Agreement as provided above, the successor or transferee will be considered “the Company” as of the date of such assumption, and the successor or transferee, and not the

Company, will be responsible for compliance with this Agreement from that date forward.
(c)    This Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
16.    Notices. For purposes of this Agreement, all notices and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given when delivered or received by email transmission or 5 days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to Executive:

    McKeel O Hagerty
    141 River’s Edge Dr.
    Suite 200
    Traverse City, Michigan 49684

If to the Company:

    Hagerty Inc.
Hagerty Management, LLC
    141 River’s Edge Dr.
    Suite 200
    Traverse City, Michigan 49684
    Attention: Chief Legal Officer

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address will be effective only upon receipt.
17.    Governing Law. The validity, interpretation, and construction of this Agreement are to be governed by Michigan law, without regard to choice of law rules. The parties agree that any judicial action involving a dispute arising under this Agreement will be filed, heard and decided in either the 13th Judicial Circuit Court of the State of Michigan or the U.S. District Court for the Western District of Michigan. The parties agree that they will subject themselves to the personal jurisdiction and venue of either court, regardless of where Executive or the Company may be located at the time any action may be commenced. The parties agree that Grand Traverse County is a mutually convenient forum and that each of the parties conducts business in Grand Traverse County.
18.    Counterparts. This Agreement may be signed in original or by fax in counterparts, each of which will be deemed an original, and together the counterparts will constitute one complete document.

19.    Section 409A. The parties to this Agreement intend that the compensation and benefits provided under this Agreement be exempt from or alternatively comply with the requirements of Section 409A of the Code, where applicable, and this Agreement will be interpreted in a manner consistent with that intention. Notwithstanding any other provisions of this Agreement to the contrary, and solely to the extent necessary to avoid adverse tax consequences to Executive under Section 409A of the Code, if as of the date of Executive’s “separation from service” (within the meaning of Section 409A of the Code and the applicable regulations) from the Company, (a) Executive is deemed to be a “Specified Employee” (within the meaning of Section 409A of the Code), and (b) the Company or any member of a controlled group including the Company is publicly traded on an established securities market or otherwise, no payment or other distribution required to be made to Executive hereunder (including any payment of cash, any transfer of property and any provision of taxable benefits) solely as a result of Executive’s separation from service will be made earlier than the first day of the seventh month following the date on which the Executive separates from service with the Company, or if earlier within thirty (30) days of the Executive’s date of death following the date of such separation. Payments to which Executive would otherwise have been entitled during the 6 month delay period will be accumulated and paid on the first day of the seventh month following the date of Executive’s separation from service. All payments under Section 7 that would otherwise be made more than 6 months following the date of Executive’s separation from service will be made as provided in Section 7. Notwithstanding the foregoing, this provision will not apply to (i) any payments on separation from service that satisfy the short-term deferral rule of Treas. Reg. §1.409A-1(b)(4), (ii) the portion of any payments on separation from service that satisfy the requirements for separation pay due to an involuntary separation from service under Treas. Reg. §1.409A-1(b)(9)(iii), and (iii) any payments that are otherwise exempt from the six month delay requirement of the Treasury Regulations under Section 409A of the Code. Notwithstanding anything to the contrary herein, a termination of Employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of Employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment,” or like terms will mean a separation from service. For purposes of Section 409A of the Code, each payment made under this Agreement will be designated as a “separate payment” within the meaning of Section 409A of the Code. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code: (x) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (y) the reimbursements for expenses for which Executive is entitled to be reimbursed will be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (z) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.
20.    Section 280G. Notwithstanding any other provisions of this Agreement, if any payments or distributions by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (“Payments”)) (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 20, would trigger application of the excise tax imposed by Section 4999 of the Code, or any successor Code provision (such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive’s Payments will be payable as provided in (a) below.
(a)    Executive’s Payments will be payable (i) in full (with Executive paying any Excise Taxes due), or (ii) in such lesser amount that would result in no portion of the Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive, on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some portion of such Payments may be taxable under Section 4999 of the Code.
(b)    If Executive’s Payments are to be reduced under Section 20(a)(ii), the Payments will be reduced in the amount necessary to eliminate the Excise Tax in the following order: (i) the payment under Section 7(a)(iv), (ii) the payment under Section 7(a)(iii), (iii) the payment under Section 7(a)(ii), and (iv) the payment under Section 7(a)(i).
(c)    All determinations required to be made under this Section 20, including whether and when a reduction in the Payments is required under Section 20(a) and the amount of such reduction and the assumptions to be utilized in arriving at such determination, will be made by the public accounting firm that is retained by the Company as of the date immediately prior to the change in control (the “Accounting Firm”) which will provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of a request from the Company or Executive (collectively, the “Determination”). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity, or group effecting the change in control, Executive will appoint another nationally recognized public accounting firm to make the Determinations required hereunder (which accounting firm will then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm will be borne solely by the Company. The Determination by the Accounting Firm will be binding upon the Company and Executive; however, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Executive will have received amounts that should not have been paid (the “Overpayments”) or amounts were reduced that should have been paid (the “Underpayments”) under Section 20(a). If the Accounting Firm determines, based on an Internal Revenue Service assertion that the Accounting Firm believes has a high probability of success, that an Overpayment has been made, any such Overpayment will be deemed for all purposes to be a loan to Executive made on the date that Executive received the Overpayment and Executive will repay the Overpayment to the Company on demand (but not less than ten days after Executive receives a written demand for payment from the Company) together with interest on the Overpayment at the applicable federal rate prescribed pursuant to Section 1274(d)(I)(A) of the Code (the “Applicable Federal Rate”) from the date of

Executive’s receipt of the Overpayment until the date the Overpayment is repaid. If the Accounting Firm, based on controlling precedent or substantial authority, determines that an Underpayment has been made, the Company will pay Executive an amount equal to the Underpayment in a lump sum within ten days of such determination together with interest on the Underpayment at the Applicable Federal Rate from the date such amount would have been paid to Executive until the date the Underpayment is paid.
[SIGNATURE PAGE FOLLOWS]

The parties have signed this Agreement as of the Effective Date.

HAGERTY INC. HAGERTY MANAGEMENT, LLC /s/ William H Swanson By: William H Swanson Title: Lead Independent Director EXECUTIVE /s/ McKeel Hagerty McKeel O Hagerty

Exhibit A
Job Description

JOB TITLE:	Chief Executive Officer
REPORTS TO:	The Board of Directors
FLSA STATUS:	Exempt

Job Description Summary:
The Chief Executive Officer (“CEO”) of the Hagerty, Inc. (the “Company”) supervises, oversees, and manages the business and general affairs of the Company, subject to the oversight and control of the board of directors (the “Board”). The CEO’s duties and responsibilities include, but are not limited to, leading the development of the long-range vision, strategic direction and business development initiatives, ensuring the overall operations of the business meet business plan objectives, and providing direction to other officers, agents and employees of the Company, in each case subject to the Board’s oversight and consistent with Board-approved strategy and priorities. The CEO may assign such duties to the other officers of the Company as he deems appropriate, subject to any Board-approved delegation of authority, committee charters, and governance policies (as amended from time to time). The specific duties, responsibilities, and authority of the CEO, including the “Major Responsibilities” described below, may be modified, reassigned, or restructured by the Board from time to time, after consultation with the CEO, consistent with the Agreement. For purposes of this Exhibit A and the Agreement, “consultation” means that the Board will, where reasonably practicable, provide the CEO with reasonable notice of any material proposed modification and an opportunity to discuss such modification with the Board; provided that the Board shall retain final decision-making authority with respect to the scope and content of the CEO’s duties hereunder. Any modification to the duties, responsibilities, or authority described in this Exhibit A that remains within the range of functions customarily associated with the position of Chief Executive Officer of a company of similar size, scope, and nature as the Company shall be deemed “consistent with” this Job Description for all purposes under the Agreement, including without limitation, Section 2 thereof and no such modification will, by itself, constitute a material diminution of duties, authority, or responsibilities for purposes of the Agreement’s definition of “Good Reason.”

Major Responsibilities:
Define and communicate the Company’s long-range vision and strategic direction:
    Formulates company strategies and policies; communicate a clear vision to the Board, senior executives and key stakeholders
    With senior management team, develops the Company mission, vision, long-range strategic priorities, values, and brand promise (and periodically reviews and updates the foregoing, subject to Board oversight)
    Articulates and communicates brand promise to clients, insurance industry, hobby influencers and media

Manage relationships with key business partners:
    Serves as leader for key relationships with insurance carrier partners and national program partners to ensure achievement of growth objectives and long-range vision
    Establishes and builds relationships within the automotive industry, including leaders of original equipment manufacturers and automotive hobby influencers as appropriate to advance the Company’s strategic objectives
    Leverages relationships with other CEOs to build networks and gain insights for growth
Drive audience growth:
    Accelerates company growth by leveraging the Company’s unique value propositions by creating a larger audience to attract affinity members, business partners, clients and agents
    Builds the Company’s reputation by serving as the Company’s primary representative; leverages influential international recognition to build brand; provides strategic oversight of the Company’s brand and public relations strategy to maximize brand promise and market reputation
    Provides strategic oversight of the Company’s business development strategy
    Provides strategic oversight of the Company’s risk-sharing opportunities with insurance carrier to increase profitability
Measure and manage accountability and metrics of success:
    Fosters a performance-oriented culture of accountability where employees are motivated and rewarded for both company and individual contributions
    Translates strategy to annual and quarterly business plans, including the formulation of key initiatives and milestones to support achievement of Board-approved objectives, which may include metrics such as growth, customer satisfaction, retention, underwriting performance and profitability, as determined from time to time
    Strategic oversight and management of the Company’s reinsurance operations
    Ensures sales, marketing and operating infrastructures are in place to drive and support growth
    Develops specific metrics and related accountabilities; leads and manages to the specific metrics and accountabilities to drive growth
    Manages key strategic and operating aspects of the Company through accountabilities tied to specific financial metrics to achieve the desired short and long-term financial results
    Maintains a strong working relationship with the Board of Directors, including the Chairman, Lead Independent Director and relevant committees of the Board, and key management committees
Lead measurement and monitoring of Company-wide performance:

    Leads and collaborates with other executives to ensure business plans are translated to goals that provide fair and stretch targets
    Develops and maintains an employee performance review process and annual incentive program, which includes performance measurement, feedback, coaching and rewards, in coordination with the Company’s CHRO and subject to Compensation Committee oversight and approval, consistent with the Company’s compensation philosophy and applicable law
    Fosters a performance-oriented culture of accountability where employees are motivated and rewarded for individual and company contributions to performance targets
    Develops and maintains an employee performance review process and annual incentive program, which includes performance measurement, feedback, coaching and rewards
    Ensures proper talent is in place, clear about its mission and held accountable for results
Culture, Leadership Development and Succession:
    Drives culture, through value statements and actions, to continue to be a great place to work; creates an environment of curiosity, fosters leadership growth, encourages mentoring and offers stretch assignments
    Ensures that the Company has an effective management team supporting the CEO, including an active plan for the team’s development and succession
    Ensures, in cooperation with the Board, an effective succession plan is in place for the CEO position

EXHIBIT B
Release

SEPARATION AND RELEASE OF CLAIMS AGREEMENT
This Separation and Release of Claims Agreement (this “Agreement”) is entered into by and between HAGERTY, INC., a Delaware corporation, and its wholly owned subsidiary, HAGERTY MANAGEMENT, LLC, a Delaware limited liability company (hereinafter referred to together as the “Employer”), on behalf of itself, its parents, subsidiaries, and other corporate affiliates, and each of their respective present and former employees, officers, directors, owners, shareholders, and agents, individually and in their official capacities (collectively referred to as the “Employer Group”), and McKeel O Hagerty (the “Employee”), (the Employer and the Employee are each a “Party” and collectively referred to as the “Parties”) as of the date the Agreement is signed by both Parties (the “Execution Date”).
The Employee [is/was] employed by the Employer pursuant to the terms of that certain Amended and Restated Employment Agreement (the “Employment Agreement”) between the Employer and the Employee effective as of [Date]. The Employee’s last day of employment with the Employer is [Date] (the “Separation Date”). After the Separation Date, the Employee will not represent and has not represented himself as being an employee, officer, attorney, agent, or representative of the Employer Group for any purpose. Except as otherwise set forth in this Agreement, the Separation Date is the employment termination date for the Employee for all purposes, meaning the Employee is not entitled to any further compensation, monies, or other benefits from the Employer Group, including coverage under any benefit plans or programs sponsored by the Employer Group, as of the Separation Date, except as required by law.
1.    Return of Property. The Employee warrants and represents that he has returned, or, within seven (7) days after the Separation Date, will return all Employer Group property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, and any other Employer Group property in the Employee’s possession.
2.    Employee Representations. The Employee specifically represents, warrants, and confirms that the Employee:
(a)    has not filed any claims, complaints, or actions of any kind against the Employer Group with any court of law, or local, state, or federal government or agency;
(b)    has not made any claims or allegations to the Employer Group related to unlawful employment practices, sexual harassment, sex discrimination, or sexual abuse, and that none of the payments set forth in this Agreement are related to unlawful employment practices, sexual harassment, sex discrimination, or sexual abuse;
(c)    has been properly paid for all hours worked for the Employer Group through the date that the Employee signed this Agreement;
(d)    has received all salary, wages, commissions, bonuses, and other compensation due to be paid to the Employee on or before the date that the Employee signed this Agreement. The Employee’s final payroll check for salary through and including the Separation Date will be paid on the next regularly scheduled payroll date for the pay period including the Separation Date; and
(e)    has not engaged in and is not aware of any unlawful conduct relating to the business of the Employer Group.
If any of these statements is not true, the Employee cannot sign this Agreement and must notify the Employer immediately in writing of the statements that are not true. This notice will not automatically disqualify the Employee from receiving these benefits but will require the Employer’s further review and consideration.
3.    Separation Benefits. As consideration for the Employee’s execution of, non-revocation of, and compliance with this Agreement, including the Employee’s waiver and release of claims in Section 4, the Employer Group agrees to provide the Employee with the Severance Pay (as defined in Section 7 of the Employment Agreement).
The Employee understands, acknowledges, and agrees that these benefits exceed what the Employee is otherwise entitled to receive on separation from employment, and that these benefits are being given in consideration in exchange for executing this Agreement and the general release and restrictive covenants contained in it. The Employee further acknowledges that the Employee is not entitled to any additional payment or consideration not specifically referenced in this Agreement. Nothing in this Agreement shall be deemed or construed as an express or implied policy or practice of the Employer Group to provide these or other benefits to any individuals other than the Employee.
4.    Release.
(a)    Employee’s General Release and Waiver of Claims
In exchange for the consideration provided in this Agreement, the Employee and the Employee’s heirs, executors, representatives, administrators, agents, insurers, and assigns (collectively, the “Releasors”) irrevocably and unconditionally fully and forever waive, release, and discharge the Employer Group, including each member of the Employer Group’s parents, subsidiaries, affiliates, predecessors, successors, and assigns, and each of its and their respective officers, directors, employees, shareholders, trustees, and partners, in their corporate and individual capacities (collectively, the “Released Parties”), from any and all claims, demands, actions, causes of actions, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown (collectively, “Claims”), that Employee may have or has ever had against the Released Parties, or any of them, arising out of, or in any way related to the Employee’s hire, benefits, employment, termination, or separation from employment with the Employer Group by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of time up to and including the date of the Employee’s execution of this Agreement, including, but not limited to:

(i)    any and all Claims under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA) (regarding existing but not prospective Claims), the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the National Labor Relations Act (NLRA), the Age Discrimination in Employment Act (ADEA), the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;
(ii)    any and all Claims for compensation of any type whatsoever, including but not limited to Claims for salary, wages, bonuses, commissions, incentive compensation, vacation, and severance that may be legally waived and released;
(iii)    any and all Claims arising under tort, contract, and quasi-contract law, including but not limited to Claims of breach of an express or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress; and
(iv)    any and all Claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties.
However, this general release and waiver of Claims excludes, and the Employee does not waive, release, or discharge: (A) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission or other similar federal or state administrative agencies, although the Employee waives any right to monetary relief related to any filed charge or administrative complaint; (B) Claims that cannot be waived by law, such as Claims for unemployment benefit rights and workers’ compensation; (C) indemnification rights the Employee has against the Employer; (D) any right to any payments due under Section 6 of the Employment Agreement; (E) any right to file an unfair labor practice charge under the National Labor Relations Act; and (F) any rights to vested benefits as of the Separation Date or vested by reason of the termination of Employee’s employment, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements.
(b)    Specific Release of ADEA Claims
In further consideration of the payments and benefits provided to the Employee in this Agreement, the Releasors hereby irrevocably and unconditionally fully and forever waive, release, and discharge the Released Parties from any and all Claims, whether known or unknown, from the beginning of time through the date of the Employee’s execution of this Agreement arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, the Employee hereby acknowledges and confirms that:
(i)    the Employee has read this Agreement in its entirety and understands all of its terms;
(ii)    by this Agreement, the Employee has been advised in writing to consult with an attorney of the Employee’s choosing before signing this Agreement;
(iii)    the Employee knowingly, freely, and voluntarily agrees to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it;
(iv)    the Employee is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the Employee is otherwise entitled;
(v)    the Employee was given at least [twenty-one (21)/forty-five (45)] days to consider the terms of this Agreement and consult with an attorney of the Employee’s choice, although the Employee may sign it sooner if desired, and changes to this Agreement, whether material or immaterial, do not restart the running of the [21-day/45-day] period;
(vi)    [the Employee has been provided with “Appendix A” to this Agreement, which lists information concerning applicable time limits and the criteria for a group “termination program” under the Older Workers Benefits Protection Act, under which the Employee’s employment is being terminated, including (i) the job titles and ages of all employees who were eligible for and selected to be included in the program and (ii) the job titles and ages of all employees in the same decisional unit who were not selected for inclusion in the program;]

(vii)    the Employee understands that the release contained in this paragraph does not apply to rights and Claims that may arise after the Employee signs this Agreement; and
(viii)    the Employee understands that the Employee has seven (7) days after signing this Agreement to revoke the release in this paragraph by delivering written notice of revocation to [Name] at [Email Address] before the end of this 7-day period.
5.    Cooperation. The Parties agree that certain matters in which the Employee has been involved during the Employee’s employment may need the Employee’s cooperation with the Employer in the future. Accordingly, to the extent reasonably requested by the Employer, for three (3) years after the later of the Separation Date or the date Employee ceases to serve on the Company’s Board of Directors, the Employee shall reasonably cooperate with the Employer regarding matters arising out of or related to the Employee’s service to the Employer, provided that the Employer shall make reasonable efforts to minimize disruption of the Employee’s other activities. The Employer shall reimburse the Employee for reasonable expenses incurred in connection with this cooperation, including but not limited to travel, parking, meals, and lodging. If Employee’s requested cooperation requires more than twenty-four (24) hours of the Employee’s time within a one (1) month period, or otherwise significantly disrupts the Employee’s other activities, the Employer Group shall compensate Employee at the hourly rate of $500 for each hour beyond twenty four (24) in one (1) month or for each hour during which cooperation under this Section significantly disrupts Employee’s other activities; provided, however, that no compensation under this Section 5 shall be paid for time spent testifying in a legal proceeding. Notwithstanding any other provision of this Agreement, nothing in this Section shall require Employee to cooperate to the extent that doing so would compromise the Employee’s legal privileges or to provide testimony or information that may expose Employee to civil or criminal liability or penalties.
6.    Non-Disparagement. The Employee agrees and covenants that the Employee shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning the Employer Group or its businesses, or any of its employees, officers, or directors and their existing and prospective customers, suppliers, investors, and other associated third parties, now or in the future. The Employee agrees to direct all requests for references to the Employer’s Human Resources Department. In response to a request for a reference, the Employer Group shall provide only the Employee’s dates of employment and job title. The Employer Group agrees and covenants that their officers, owners, directors, and Human Resources employees shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning the Employee now or in the future. The Employee understands that the Employer Group’s obligations under this Section 6 extend only to its current officers, owners, directors, and Human Resources employees and only for so long as each is an officer, owner, director or employee of the Company.

7.    Confidentiality of Agreement. The Employee agrees and covenants that the Employee shall not disclose any of the negotiations of, terms of, or amount paid under this Agreement to any individual or entity; provided, however, that the Employee will not be prohibited from making disclosures to the Employee’s spouse or domestic partner, attorneys, tax advisors, insurers, governmental agencies, or as may be required by law.
8.    Permitted Disclosures. For the avoidance of doubt, nothing in this Agreement restricts or impedes the Employee from exercising protected rights, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Employee shall promptly provide written notice of any such order to the Employer Group. In addition, nothing in this Agreement prohibits or restricts the Employee (or the Employee’s attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization, or any other federal or state regulatory authority regarding this Agreement or its underlying facts or circumstances or a possible securities law violation.
9.    Remedies. In the event a material breach or threatened material breach of this Agreement by a Party, such Party hereby consents and agrees that the non-breaching Party shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security; provided, however, that no injunction or equitable relief may be sought unless the non-breaching Party provides the breaching Party with a reasonable opportunity to cure the breach and the breaching Party fails to cure the breach within a reasonable time. Any equitable relief shall be in addition to, not instead of, legal remedies, monetary damages, or other available relief.
If the Employee materially breaches the terms of this Agreement or post-employment obligations contained in it, the Employer may, in addition to any other remedies it may have, reclaim any amounts paid to the Employee under the provisions of this Agreement and terminate any benefits or payments that are later due under this Agreement, without waiving the releases provided in it; provided, however, that the Employer Group must provide notice to the Employee of the material breach and a reasonable opportunity to cure the material breach, and Employee must fail to substantially cure the material breach within a reasonable time.
The Parties mutually agree that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.
10.    Successors and Assigns.
(a)    Assignment by the Employer Group

The Employer Group may freely assign this Agreement at any time. This Agreement shall inure to the benefit of the Employer Group and its successors and assigns.
(b)    No Assignment by the Employee
The Employee may not assign this Agreement in whole or in part. Any purported assignment by the Employee shall be null and void from the initial date of the purported assignment.
11.    Governing Law, Jurisdiction, and Venue. This Agreement and all matters arising out of or relating to this Agreement and the Employee’s employment by the Employer Group, whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of Michigan, including its statutes of limitations, without regard to any conflicts of laws principles that would require the laws of any other jurisdiction to apply. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court located in the state of Michigan. The Parties hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.
12.    Effective Date. This Agreement shall not become effective until the eighth (8th) day after the Employee signs, without revoking, this Agreement (the “Effective Date”). No payments due to the Employee under this Agreement shall be made or begin before the Effective Date.
13.    Entire Agreement. This Agreement contains all of the understandings and representations between Employer Group and Employee relating to the subject matter hereof and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, regarding such subject matter. In the event of any inconsistency between this Agreement and any other agreement between the Employee and the Employer Group, the statements in this Agreement shall control. For the avoidance of doubt, however, this Agreement does not supersede those sections of the Employment Agreement that by their terms survive termination of the Employee’s employment with the Employer.
14.    Modification and Waiver. No provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by the Employee and by the Employer Group. No waiver by either Party of any breach by any other party of any condition or provision of this Agreement to be performed by any other Party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power, or privilege under this Agreement operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.
15.    Severability. If any provision of this Agreement is found by a court or arbitral authority of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, or enforceable only if modified, such finding shall not affect the validity of the remainder of this Agreement, which shall remain in full force and effect and continue to be binding on the Parties.
The Parties further agree that any such court or arbitral authority is expressly authorized to modify any such invalid, illegal, or unenforceable provision of this Agreement instead of severing the provision from this Agreement in its entirety, whether by rewriting, deleting, or adding to the offending provision, or by making such other modifications as it deems necessary to carry out the intent and agreement of the Parties as embodied in this Agreement to the maximum extent permitted by law.
Any such modification shall become a part of and treated as though originally set forth in this Agreement. If such provision or provisions are not modified, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth in it. The Parties expressly agree that this Agreement as so modified by the court or arbitral authority shall be binding on and enforceable against each of them.
16.    Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.
17.    Counterparts. The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart’s signature page of this Agreement by facsimile, email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of this Agreement.
18.    No Admission of Liability. Nothing in this Agreement shall be construed as an admission by the Employer Group of any wrongdoing, liability, or noncompliance with any federal, state, city, or local rule, ordinance, statute, common law, or other legal obligation. The Employer Group specifically disclaims and denies any wrongdoing or liability to Employee.
19.    Attorneys’ Fees and Costs. If a Party materially breaches this Agreement or the post-termination obligations referenced in it, to the extent authorized by Michigan law, the Party will be responsible for payment of all reasonable attorneys’ fees and costs that the non-breaching Party incurred in the course of enforcing the terms of this Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts.
20.    Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, Employer Group makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Employer Group be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.
21.    Acknowledgment of Full Understanding. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE EMPLOYEE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE EMPLOYEE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EMPLOYEE’S CHOICE BEFORE SIGNING THIS AGREEMENT. THE EMPLOYEE FURTHER ACKNOWLEDGES THAT THE EMPLOYEE’S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE EMPLOYER GROUP FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date above.

HAGERTY, INC. HAGERTY MANAGEMENT, LLC
By______________________________ Name: [Name] Title: [Title] Date: ____________________________
EMPLOYEE
Signature: ____________________________ McKeel O Hagerty Date: ________________________